Exhibit 99

Contact:	Contact: Mark Hord ViewPoint Bank 972-578-5000, Ext. 7440

FOR IMMEDIATE RELEASE

ViewPoint Bank Completes Acquisition of Assets
and Business of Bankers Financial Mortgage Group, Ltd.
PLANO, Texas, September 5, 2007 — ViewPoint Bank today announced the completion of its acquisition of substantially all of the assets and the loan origination business of Dallas-based Bankers Financial Mortgage Group, Ltd. (BFMG) through its wholly-owned subsidiary Community Financial Services, Inc. (CFS), effective September 1, 2007. As previously mentioned in the Company’s August 14 release, the acquisition adds 10 mortgage origination offices and 40 mortgage loan officers to CFS/ViewPoint Bank.
ViewPoint Bank is the wholly owned subsidiary of ViewPoint Financial Group (NasdaqGS:VPFG). Headquartered in Plano, Texas, ViewPoint is the largest financial institution based in Collin County, with more than $1.6 billion in assets. It operates 32 branches, 14 of which are in-store locations and 3 of which are loan production offices. For more information, please visit www.viewpointbank.com.
This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Company’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report and factors set forth under Risk Factors in our Annual Report on Form 10-K.
The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
###